UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest reported event): April 12, 2004

INNOVATIVE COMPANIES, INC.

(Exact name of registrant as specified in charter)

Florida	001-16185	59-2600232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6950 Bryan Dairy Road, Largo, Florida	33777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 544-8866

ITEM 5. OTHER EVENTS.

On April 12, 2004, Innovative Companies, Inc. (“the Company”) received a Nasdaq Staff Determination indicating that Innovative Companies has not held its annual meeting of shareholders as set forth in Marketplace Rule 4350(e) and 4350 (g), and that its securities are therefore subject to delisting from the Nasdaq SmallCap Market.

Marketplace Rule 4350(e) states that each issuer shall hold an Annual Meeting of Shareholders and shall provide notice of such meeting to Nasdaq. Marketplace Rule 4350(g) states that each issuer shall solicit proxies and provide proxy statements for all meetings of shareholders and shall provide copies of such proxy solicitation to Nasdaq.

The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The delisting process will be stayed until the hearing is completed and the Panel reaches a decision. There can be no assurances the Panel will grant the Company’s request for continued listing. If delisted from the Nasdaq SmallCap Market the Company’s securities would be eligible to trade on the Electronic Bulletin Board.

The Company intends to deliver a proxy statement in early May 2004 for an Annual Shareholders’ Meeting scheduled for June 8, 2004.

The Company initially filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on January 20, 2004 for a proposed meeting on March 12, 2004. The Company voluntarily amended the preliminary proxy statement on February 5, 2004, solely in order to add additional proposals approving the Company’s recent financing transactions. Nasdaq was informed of this filing. The SEC notified the Company shortly thereafter that it would conduct a customary review of the Preliminary Proxy Statement and the Company’s related filings. The Company has responded to the SEC comments and anticipates completing the review process shortly, at which time a definitive proxy statement will be mailed. The Company did not make any material changes to its financial statement disclosures, including the results of operations, as a result of the SEC comments, nor was it requested to do so.

The Company issued a press release on April 16, 2004 announcing the transaction described above which is also attached hereto as Exhibit 99.1.

ITEM 5. Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report:

Exhibit Number	Description
99.1	Press release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE COMPANIES, INC.

Date: April 20, 2004	/s/ Mihir K. Taneja
Mihir K. Taneja, Chief Executive Officer

/s/ Carol Dore-Falcone
Carol Dore-Falcone, Vice President and Chief Financial Officer

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